Exhibit 10.27

Certain  portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted

portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the

Commission

AGREEMENT

between

LONZA BIOLOGICS PLC

and

ACORDA THERAPEUTICS

THIS AGREEMENT is made the 29th day of April 2003

BETWEEN

1.                                       LONZA BIOLOGICS PLC, the registered office of which is at 228 Bath Road, Slough, Berkshire SL1 4DY, England (“LB”); and

2.                                       ACORDA THERAPEUTICS, 15 Skyline Drive, Hawthorne, New York 10532, United States (“Customer”).

WHEREAS

A.                                   Customer is the proprietor of the recombinant human glial growth factor (rhGGF2), and

B.                                     LB has the expertise in the evaluation and production of recombinant proteins for therapeutic use using such Cell Lines, and

C.                                     Customer wishes to contract LB for Services relating to the Cell Line as described in the Agreement, and

D.                                    LB is prepared to perform such Services for Customer on the terms and conditions set out herein.

NOW THEREFORE it is agreed as follows:

1.                                       In this Agreement, its recitals and the Schedules hereto, the words and phrases defined in Schedule 4 hereto and in the Standard Terms for Contract Services set out in Schedule 5 hereto shall have the meanings set out therein.

2.                                       Subject to the Standard Terms for Contract Services set out in Schedule 5 and any Special Terms, LB agrees to perform the Services and the Customer agrees to pay the Price together with any additional costs and expenses that fall due hereunder.

3                                          3.1                                 Any notice or other communication to be given under this Agreement shall be delivered personally or sent by facsimile transmission, or if facsimile transmission is not available, by first class pre-paid post addressed as follows:

3.1.1

If to LB to:

Lonza Biologics plc

228 Bath Road

Slough

Berkshire SL1 4DY

England

Facsimile: 01753 777001

For the attention of:

The Head of Legal Services

3.1.2

If to the Customer to:

Acorda Therapeutics

15 Skyline Drive

Hawthorne

New York 10532

United States

Facsimile: +01 914 347 4560

For the attention of:

Eric W. T. Chojnicki

or to such other destination as either party hereto may hereafter notify to the other in accordance with the provisions of this Clause 3.

3.2                                 All such notices or other communications shall be deemed to have been served as follows:

3.2.1                        if delivered personally, at the time of such delivery;

3.2.2                        if sent by facsimile, upon receipt of the transmission confirmation slip showing completion of the transmission;

3.2.3                        if sent by first class pre-paid post, ten (10) business days (Saturdays, Sundays and Bank or other public holidays excluded) after being placed in the post.

AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first above written.

Signed for and on behalf of	/s/ Judith Symes
LONZA BIOLOGICS PLC

	Company Secretary	TITLE

Signed for and on behalf of	/s/ Elliott Gruskin
ACORDA THERAPEUTICS

	V.P., Research & Development	TITLE

SCHEDULE 1

“Cell Line” shall mean the CHO Cell Line provided by the Customer expressing Product.

“Product” shall mean the recombinant human glial growth factor (rhGGF2)

A.                                    SPECIFICATION FOR BULK PURIFIED PRODUCT

Below is a list of tests typically carried out as GMP Specification testing for a recombinant protein product by LB.  During the course of the Services LB and Customer will agree the testing appropriate to a GMP Specification for Product.

Test No.	Criterion	Method (Lonza Biologics SOP number)	Draft Specification

1.	Characteristics
1.1	Appearance (visual)	60516C	Clear, colourless liquid
1.2	Protein concentration (A280) E0.1% = TBC 1cm	60284C	To be advised by Customer
1.3	pH at 24 ± 1°C	60328C	pH 6.5 ± 0.5

TBC: To be confirmed by Customer

2.	Identity
1.4	Isoelectric focusing	Protocol to be decided	For information only. Comparable to reference. Report number of visible bands and pI range

3.	Activity
1.5	Sialic acid content	Protocol to be decided	Comparable to reference
1.6	Oligosaccharide profiling	60837C	Comparable to reference
1.7	Peptide mapping	Protocol to be decided	Comparable to reference

Test No.	Criterion	Method (Lonza Biologics SOP number)	Draft Specification

4.	Purity
1.8	Novex SDS-electrophoresis (4-20% gel) Coomassie blue	60805C	Report result. Target specification: Report result as % purity and comparison to reference
1.9	Gel permeation HPLC	To be decided	Report result, target specification: Area % of monomer, %aggregates and % fragments.
1.10	RP – HPLC	To be decided	Report result. Target specification: % purity

5.	Impurities
Test No.	Criterion	Method (Lonza Biologics SOP number)	Specification

1.11	Hamster DNA	60841C	Report result. Target specification: Target: Less than or equal to 10.0 pg per mg (by A280) protein
1.12	CHO Host cell protein	60845C	Report result. Target specification: Report the number and molecular weight of bands detected, and percentage of Host Cell Protein to Total Protein concentration w/w.

Test No.	Criterion	Method (Lonza Biologics SOP number)	Specification

6.	Safety
1.13	Extended bioburden by direct inoculation	TM-25043	No growth detected after 14 days
1.14	Endotoxins (LAL)	60186C	For information only. Less than or equal to 1.0 Eu per mg (by A280) protein

7.	Sample from production fermenter on day of harvest
1.15	Mycoplasmas	BioReliance 102003A FDA points to consider	Hoeschst stain negative Cell Line – no growth detected
1.16	In Vitro test (4 cell lines: MRC5, VERO, CHO-K1, ) Or Q=-PCR for mvm	Q One Protocol 38163 Q One Protocol 37149	Negative Report result
1.17	Number of virus-like particles per ml of bulk harvest (EM)	Q One Protocol 38131	Report Result

8.	Final Bulk Product Disposition
Final Formulation Buffer		To be confirmed by Customer
Bottling of Bulk Product:
Containers		Nalgene high density polyethylene
Denominations		Bulk x 1 litre (residual x 125mL).
Product storage conditions		2 – 8 °C
Shipment temperature		2 – 8 °C

Note:

Bulk Product will be dispensed into 1L nalgenes, filling to a tolerance of ±10% of the nominal volume of the container.

Any remaining Product will be in 125 mL nalgenes, filling to a tolerance of ±10% of the nominal volume of the container.

Any 125 mL containers not filled with a tolerance of ±10% will be labelled as Customer samples and not be released for clinical use.

B.                                    SPECIFICATION FOR A MASTER OR WORKING CELL BANK

Starting Material Definition

A Master Cell Bank (MCB) or Working Cell Bank (WCB) of a cryopreserved CHO cell line will be imported from the Customer and stored in individual ampoules in liquid nitrogen refrigerators.

General Master Cell Bank Specification

1.                                       In order for the Cell Line to be accepted into LB’s cGMP facility, the following testing is required and the appropriate specifications achieved.

Test No.	Test	Method	Result
1.1	Mycoplasma (DNA Stain)	Compliant with FDA Points to Consider or European pharmacopeia	Negative
1.2	Mycoplasma (Direct Isolation)	Compliant with FDA Points to Consider or European pharmacopeia	No growth detected
1.4	Sterility	Lonza SOP 60159C or testing laboratory protocol	No growth detected after 14 days
1.5	Species Identity (Isoenzyme analysis)*	Testing Laboratory Protocol	Hamster
1.6	In vitro virus test (with 3 cell lines: MRC5, VERO, CHO)*	Testing Laboratory Protocol	Negative
1.7	Hamster Antibody Production*	Testing Laboratory Protocol	Negative

*these tests may be performed on a linearly related cell stock.

SCHEDULE 2

CONTENTS

Supply of Customer Materials and Customer Know How

1	Stage 1 - Cell Line Importation, Cell Culture Process Transfer and Evaluation of Growth and Productivity of a CHO Cell Line

2	Stage 2 - Establish Assays for Product Concentration

3.	Stage 3 - Purification Process Evaluation

Supply of Customer Materials and Customer Know How

Prior to commencement of the Services at LB or, if appropriate, prior to the commencement of the relevant Stage of the Services, Customer shall supply LB with the following:

(i)                                     Sufficient information on the Product to allow a risk assessment as required by the “Genetically Modified Organisms (Contained Use) (Amendment)” Regulations 1996 and a safety assessment by LB’s Biological Safety Committee.

(ii)                                  If available, a reference standard sample (approximately 60mg) of the Product suitable for the purposes intended.

(iii)                               At least 2 identical ampoules of viable frozen cells from the Master cell bank (MCB) for the purposes of performing development work, and sufficient Working cell bank (WCB) ampoules of the Cell Line, to perform any subsequent GMP manufacture, each containing approximately 1x107 cells per ampoule and which express Product. The Cell Line is understood to be clonal, stable and suitable for the purpose intended.

(iv)                              These ampoules shall be sent to LB’s cGMP facility in the UK to allow the Services contained herein to commence.

(v)                                 Copies of the Customer’s test reports for all mycoplasma, sterility and virus testing carried out on the MCB and WCB of the Cell Line.  This information needs to be reviewed by LB’s QA department to confirm acceptability for release of the Cell Line into the cGMP facility at LB if required.

(vi)                              List of materials, supplier and catalogue numbers that Customer proposes LB use.

(vii)                           Details of the formulation buffer for the bulk Product, including excipient concentrations, pH and protein concentration.

(viii)                        Details of the purification process, as developed by the Customer, including buffer formulations, operating conditions for the column chromatography steps, example chromatograms, expected yields, etc

(ix)                                Copy of USDA permit for shipping, cells, samples and Product from UK into USA.

(x)                                   Copies of reports and procedures describing the analytical, cell culture and purification procedures developed by Customer (if available):

•                  Cell Line history and characterization

•                  Master cell bank creation

•                  Working cell bank creation

•                  Viability and homogeneity on cell revival

•                  Cell Line stability study (including method of generation number calculation)

•                  Purification process development reports

•                  Assay development and assay validation reports for all assays to be transferred to LB.

For the avoidance of doubt LB shall source materials from those suppliers nominated by Customer in accordance with Schedule 4 Clause 1.

Stage 1 - Cell Line Importation, Cell Culture Process Transfer and Evaluation of Growth and Productivity of a CHO Cell Line

1.1                               Objectives

1.1.1                        To import Customer’s Cell Line (MCB or WCB) and Process in to LB’s Development and GMP manufacturing facility

1.1.2                        To ensure that sufficient test information is available for rapid transfer of the selected Cell Line to LB’s GMP manufacturing facility.  Testing for potential adventitious agents is required so that all cell lines and products are protected for customers.

1.1.3                        To determine fermentation production kinetics and evaluate the fermentation procedures proposed by the Customer for production of Product from the Cell Line.

1.1.4                        To evaluate the growth and productivity of a CHO Cell Line supplied by the Customer in batch and fed-batch fermentation.

Before the commencement of this Stage, the project has to undergo a Risk Assessment by LB’s Biological Safety Committee.  This activity takes approximately 4 weeks.

Stage 1 is designed to ensure that all the testing and relevant history with regard to the creation of the Cell Line, including productivity data at various scales (if available) is transferred to LB.  If additional testing is required to comply with LB’s requirements for use of the Cell Line in the GMP facility, this will be performed or out-sourced as needed.  Additional testing will incur extra cost.  Mycoplasma and sterility testing have to be performed by LB prior to acceptance of the Cell Line into the GMP facility, unless satisfactory reports are provided.

1.2                               Activities

1.2.1                        Carry out and complete the risk Assessment by Lonza’s Biological Safety Committee.

1.2.2                        Receive the incoming Cell Line into quarantine in LB’s cGMP facility in the UK.

1.2.3                        Review the testing carried out on either the MCB or WCB of the Cell Line supplied by the Customer.  Determine the acceptability of the Cell Line for entry into LB’s cGMP facility by approval of the following reports:

(a) Virus Testing:-	(i) In vitro test assay (3 cell lines:- MRC-5, VERO and CH0-K1)

(ii) Hamster Antibody Production (HAP)

(b) Isoenzyme Analysis	(Cell Line identity)

(c) Sterility

(d) Mycoplasma

1.2.4                        Following review, inform the Customer of the acceptability of the Cell Line for entry into LB’s cGMP facility.  If approved, establish standard maintenance, storage and release procedures for the Cell Line at LB.

Certain  portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted

portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the

Commission

1.2.5                        Receive process information and define any process modifications required for operation at LB.

1.2.6                        Visit the Customer and observe process performed by Customer, if required, as part of the technology transfer.

1.2.7                        Source any required raw materials that are not currently used within LB facility in accordance with Clause 1 of Schedule 4, based upon the list of materials provided by the Customer for the cell culture Process developed by the Customer.  At LB’s request, Customer will provide to LB specific raw materials that Customer proposes LB use in the Process.

1.2.8                        Evaluate revival and inoculum expansion of the Cell Line in shake flask culture in CD-CHO using the Customer’s Process.  Adapt this inoculum expansion process as appropriate to fit LB’s cGMP facility.

1.2.9                        Carry out a time course of cell growth in a series of shake flasks to evaluate for example; cell culture medium, feeds and other nutrient additions on Product accumulation, nutrient utilization and Product quality.  The final experimental plan will be agreed with the Customer prior to initiation of this Section 1.2.9.  LB will evaluate Product accumulation using the assays established in Stage 2 of the services.  Samples will be sent to the Customer for analysis of Product characteristics.  Results from these trials will determine the experimental plan for the laboratory scale evaluation in Section 1.2.10.

1.2.10                  Carry out a time course of cell growth and Product accumulation in two laboratory scale fermenters (up to 2 x 10 litres scale) using parameters defined in Section 1.2.9.

1.2.11                  Evaluate product accumulation using assays established in Stage 2 and provide samples to customer for Product quality analysis.

1.2.12                  Prepare a summary report.

Evaluation Point

Review and agree with Customer whether to proceed with the selected media and process.  Identify and agree with the Customer any further process optimisation that may be required.  These activities will be outlined in a subsequent stage and performed at additional cost.

Timescale

Stage 1 can commence once the Customer Materials are available and LB’s Biological Safety Committee has approved the programme.  Stage 1 is expected to take [*] months and will be complete upon issue of a summary report.

Certain  portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted

portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the

Commission

Stage 2 – Establish Assays for Product Concentration

2.1                               Objectives

To import ELISA and RP-HPLC assay methods from the Customer to determine product concentration.

2.2                               Activities

2.2.1                        Receive ELISA and RP-HPLC assay methods, assay reagents and product reference from Customer.

2.2.2                        Establish the assays for routine use with LB.  If further development of the assays is required for satisfactory operation within LB’s laboratories then additional activities will be required.  The scope and subsequent price of these activities (if required) will be agreed with the Customer.

Timescale

It is estimated that Stage 2 will take [*] months to complete

Stage 3 – Purification Process Transfer and Evaluation

3.1                               Objectives

3.1.1                        To evaluate purification of the Product by the process provided by the Customer and make recommendations on modifications to the process.

3.1.2                        To establish a purification Process suitable for purification of Product for use in clinical studies manufactured at 200L fermentation scale.

3.1.3                        To provide a sample of Product purified using the selected Process to the Customer for evaluation.

3.2                               Activities

3.2.1                        Receive complete details of the purification process developed by the Customer, including buffer formulations, process operating parameters with tolerances, information on performance of the purification process at the Customer’s facility, etc. Source and qualify new raw materials as required.

3.2.2                        Observe the purification process at the Customer’s laboratories.

Note: If at this point difficulties in supply or adaptation to LB’s equipment and procedures are identified, these will be discussed with the Customer. Extra costs may be incurred if specialist equipment or resins have to be sourced.

3.2.3                        Import Customer’s purification process. Design a purification process based on the Customer’s process that will fit with LB’s equipment and procedures.

3.2.4                        Receive cell culture supernatant produced under Stage 1.

3.2.5                        Run through the Customer’s purification process at laboratory scale. Take in-process and purified product samples and ship to the Customer for analysis. (No analysis of the purified product is planned at LB).

3.2.6                        Evaluate operating conditions for any Ultrafiltration steps and for a DV20 virus filter to be inserted into the purification process at an appropriate point (operational parameters for purification of Product will be evaluated in this Stage, not virus removal).  At least one further viral reduction/inactivation step will be required.  A list of options for consideration will be provided to the Customer.  The scope and timing of a specific programme which may require further development activities will be agreed between LB and the Customer. This will be in a subsequent stage at additional cost with activities to be defined.

3.2.7                        If sufficient Product is produced at laboratory scale deliver a sample (5mg or less) of Product to Customer for evaluation.

Evaluation Point:

3.2.8                        Review the performance of the purification process with the Customer.  Review requirements (if any) for Process modifications that may be needed following this study.  Any such Process modifications are subject to agreement with Customer.  Additional work will be performed in a subsequent stage at additional cost.

3.2.9                        Issue report of activities to Customer.  This shall include:

•                                          a summary of the key experimental data generated in this Stage;

•                                          an outline of the recommended manufacturing Process including an estimate of the expected yield of Product from the Cell Line at 200L production scale.

3.3                               Timescale

Stage 3 shall commence any time after Product is available from Stage 1.
Stage 3 shall be complete upon issue of the report of activities. It is estimated that this will be 3 months from provision of product from laboratory scale fermenters carried out under Stage 1.

Certain  portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted

portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the

Commission

SCHEDULE 3

Price and Terms of Payment

1.                                       Price

In consideration for LB carrying out the Services as detailed in Schedule 2 the Customer shall pay LB as follows:

Stage		Price (UK £ Sterling)

Stage 1	Cell Line Importation, Cell Culture Process Transfer and Evaluation of Growth and Productivity of a CHO Cell Line	[**]

Stage 2	Establish Assays for Product Concentration.	[**]

Stage 3	Purification Process Transfer and Evaluation	[**]

Certain  portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted

portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the

Commission

2.                                       Payment

Payment by the Customer of the Price for each Stage shall be made against LB’s invoices as follows:

2.1	For Stage 1
[**] upon commencement of Stage 1.
[**] upon completion of Stage 1.

2.2	For Stage 2
[**] upon commencement of Stage 2.
[**] upon completion of Stage 2.

2.3	For Stage 3
[**] upon commencement of Stage 3.
[**] upon completion of Stage 3.

SCHEDULE 4

SPECIAL TERMS

1.                                       LB shall use all reasonable endeavours to source required raw materials that are not currently used within LB’s facility, based upon the list of materials provided by the Customer in accordance with Schedule 2 for the cell culture purification and analytical procedures developed by the Customer.  At LB’s request, Customer will provide to LB specific raw materials that Customer proposes LB use in the Process.  To the extent that LB is unable at any time, despite using all reasonable endeavours, to obtain any materials necessary or desirable for the carrying out of the Services from the suppliers identified by Customer then Customer shall forthwith following request by LB supply the same and notwithstanding any other provision in this Agreement LB shall not be responsible for any delay in carrying out the Services caused by a delay in the supply of such materials.

2.                                       At LB’s request Customer will provide to LB appropriate GMP approval for specific raw materials that Customer proposes LB’s use.  LB and Customer agree that LB’s QA will make the final decision to allow entry of a raw material into the GMP facility based upon its assessment of audit findings, test protocols and results.

3.                                       The Customer will supply the testing laboratory protocols for review and approval by LB’s Quality department, prior to use of the Cell Line in the GMP facility. LB and Customer agree that LB’s QA will make the final decision to allow entry of a Cell Line into the GMP facility based upon its assessment of the testing protocols and results.

SCHEDULE 5

STANDARD TERMS FOR CONTRACT SERVICES (NON GS)

1.	Interpretation

1.1	In these Standard Terms, unless the context requires otherwise :
1.1.1

“Affiliate” means any Company, partnership or other entity which directly or indirectly controls, is controlled by or is under common control with the relevant party to this Agreement. “control” means the ownership of more than fifty per cent (50%) of the issued share capital or the legal power to direct or cause the direction of the general management and policies of the party in question.

1.1.2

“Agreement” means this agreement incorporating Schedules 1 (Product Specification), 2 (Services) 3 (Price and Terms of Payment) and 4 (Special Terms) as amended or varied from time to time by written agreement of the parties.

1.1.3	“Batch” means the total Product obtained from one fermentation and associated purification using the Process and carried out in accordance with cGMP.
1.1.4	“Cell Line” means the cell line, particulars of which are set out in Schedule 1.
1.1.5

“cGMP” means Good Manufacturing Practices and General Biologics Products Standards as promulgated under the US Federal Food Drug and Cosmetic Act at 21CFR (Chapters 210, 211, 600 and 610) and the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC.  For the avoidance of doubt, LB’s operational quality standards are defined in internal GMP policy documents.

1.1.6	“cGMP Product” means Product which is required under Schedule 2 to be manufactured in accordance with cGMP.
1.1.7

“Competing Contract Manufacturer” shall mean any party who undertakes or performs more than twenty five percent (25%) of their business as a third party manufacturer of monoclonal antibodies and/or therapeutic proteins or any product of a similar nature to that to which this Agreement relates.

1.1.8	“Customer” means Acorda Therapeutics, Inc. and its successors in title and lawful assigns.
1.1.9

“Customer Information” means all technical and other information not known to LB or in the public domain relating to the Cell Line, the Process (including for the avoidance of doubt improvements or modifications thereto from time to time) and the Product, from time to time supplied by the Customer to LB.

1.1.10	“Customer Materials” means the Materials supplied by Customer to LB (if any) and identified as such by Schedule 1 hereto.
1.1.11	“Deliver”, “Delivered” or “Delivery” has the meaning ascribed to it by Clause 5.1
1.1.12

“LB Know-How” means all technical and other information relating directly or indirectly to the Process known to LB from time to time other than confidential Customer Information and information in the public domain.

1.1.13	“LB Patent Rights” means all patents and patent applications of any kind throughout the world relating to the Process which from time to time LB is the owner of or is entitled to use.
1.1.14	“Price” means the price specified in Schedule 3 for the Services.
1.1.15	“Process” means the process for the production of the Product from the Cell Line, including any improvements or modifications thereto from time to time.
1.1.16	“Product” means all or any part of the product manufactured using the Process (including any sample thereof), particulars of which are set out in Schedule 1 and includes all derivatives therof.
1.1.17	“Customer Patent Rights” means all patents and patent applications of any kind throughout the world that are necessary or useful in performance of the Services excluding the LB Patent Rights.
1.1.18

“Services” means all or any part of the services the subject of the Agreement (including, without limitation, cell culture evaluation, purification evaluation, master, working and extended cell bank creation, and sample and bulk production), particulars of which are set out in Schedule 2.

1.1.19	“Specification” means the specification for Product, particulars of which are set out in Schedule 1.
1.1.20	“Terms of Payment” means the terms of payment specified in Schedule 3.
1.1.21	“Testing Laboratories” means any third party instructed by LB to carry out tests on the Cell Line or the Product.

1.2

Unless the context requires otherwise, words and phrases defined in any other part of the Agreement shall bear the same meanings in these Standard Terms, references to the singular number include the plural and vice versa, references to Schedules are references to schedules to the Agreement, and references to Clauses are references to clauses of these Standard Terms.

1.3

In the event of a conflict between a term in Schedule 4 or any supplemental or additional term agreed in writing from time to time between the parties and these Standard Terms, the former shall prevail.

2.	Applicability of Standard Terms

Unless otherwise specified, this Agreement shall not be effective until it (or a counterpart of it) has been signed on behalf of both parties.  No variation of or addition to this Agreement or any part thereof shall be effective unless in writing and signed on behalf of both parties.  Notwithstanding the above the parties hereby confirm that amendments to the Specification shall be effective if reduced to writing and signed by the quality and/or regulatory representative of both parties, which quality and/or regulatory representative shall be nominated from time to time by each party.

3.	Supply by Customer, Safekeeping and Customer Warranties and Indemnity

3.1

Immediately following the date of the Agreement the Customer shall supply to LB the Customer Information, together with full details of any hazards relating to the Cell Line and/or the Customer Materials, their storage and use.  On review of this Customer Information, the Cell Line and/or the Customer Materials shall be provided to LB at LB’s request.  Property in the Cell Line and/or the Customer Materials and/or the Customer Information supplied to LB shall remain vested in the Customer.

3.2

The Customer hereby grants LB the non-exclusive right to use the Cell Line, the Customer Materials and the Customer Information for the purpose of the Agreement.  LB hereby undertakes not to use the Cell Line, the Customer Materials or the Customer Information (or any part thereof) for any other purpose.

3.3	LB shall:
3.3.1	at all times use all reasonable endeavours to keep the Cell Line and/or the Customer Materials secure and safe from loss and damage in such manner as LB stores its own material of similar nature;
3.3.2	not part with possession of the Cell Line and/or the Customer Materials or the Product, save for the purpose of tests at the Testing Laboratories; and
3.3.3	procure that all Testing Laboratories are subject to obligations of confidence substantially in the form of those obligations of confidence imposed on LB under these Standard Terms.

3.4	The Customer warrants to LB that:
3.4.1	Customer has the right to enter into this Agreement;
3.4.2

Customer has and shall at all times throughout the term of this Agreement have the right to supply the Cell Line, the other Customer Materials and the Customer Information to LB and the necessary rights to license or permit LB to use the same for the purpose of the Services;

3.4.3

Any of the Cell Line, the other Customer Materials, Customer Information and Customer Patent Rights not owned by Customer are licensed to Customer under a licence which will permit their use by LB to perform the Services;

3.4.4

To the best of Customer’s knowledge and belief, the use by LB of the Cell Line, other Customer Materials, Customer Information and Customer Patent Rights for the Services (including without limitation the manufacture of the Product) will not infringe any intellectual property rights of any third party (provided, however, that LB shall waive any breach of this warranty which arises if a court of competent jurisdiction determines that the use by LB of the Cell Line, other Customer Materials, Customer Information or Customer Patent Rights for the Services infringes the intellectual property rights of a third party, provided that and for so long as Customer actually indemnifies LB pursuant to Clause 3.5); and

3.4.5

Customer will promptly notify LB in writing if it receives or is notified of a claim from a third party that the Cell Line, other Customer Materials, Customer Information or the Customer Patent Rights or that the use by LB thereof for the provision of the Services infringes any intellectual property rights of such third party.

3.5

The Customer undertakes to indemnify and to maintain LB promptly indemnified against any loss, damage, costs and expenses of any nature (including court costs and legal fees on a full indemnity basis), whether direct or consequential, and whether or not foreseeable or in the contemplation of LB or the Customer, that

LB may suffer arising out of or incidental to any breach of the warranties given by the Customer under Clause 3.4 above or any claims alleging LB’s use of the Cell Line, the Customer Materials or the Customer Information infringes any rights (including, without limitation, any intellectual or industrial property rights) vested in any third party (whether or not the Customer knows or ought to have known about the same)  provided that there shall be excluded from this indemnity all LB actual or potential profits other than those which are an integral part of any Price or fees which the Customer is obliged to pay to LB under this Agreement.

3.6	The obligations of the Customer under this Clause 3 shall survive the termination for whatever reason of the Agreement.

4.	Provision of the Services

4.1	LB shall diligently carry out the Services as provided in Schedule 2 and shall use all reasonable efforts to achieve the estimated timescales therefor
4.2

LB shall manufacture cGMP Product to meet the Specification provided that there shall be no such obligation to meet the Specification in respect of the first three Batches of cGMP Product manufactured or in respect of the first cGMP Batch manufactured following any change in the Process agreed to or requested by Customer.

4.3

Due to the unpredictable nature of the biological processes involved in the Services, the timescales set down for the performance of the Services (including without limitation the dates for production and Delivery of Product) and the quantities of Product for delivery set out in Schedule 2 are estimated only.

4.4

Subject to Clause 4.2. the Customer shall not be entitled to cancel any unfulfilled part of the Services or to refuse to accept the Services on grounds of late performance, late delivery or failure to produce the estimated quantities of Product for delivery.  LB shall not be liable for any loss, damage, costs or expenses of any nature, whether direct or consequential, occasioned by:

4.4.1	any delay in performance or delivery howsoever caused; or
4.4.2

any failure to produce the estimated quantities of Product for delivery, provided that if a significant failure to produce the agreed estimated quantities (if any) of Product for delivery arises due to negligence by LB the parties shall agree a commercially reasonable mechanism by which to compensate Customer.

4.5	LB shall comply with the International Committee for Harmonisation regulatory requirements from time to time applicable to the Services as set out in Schedule 2 hereto.

5.	Delivery, Transportation of Product and Customer Tests

5.1

Product shall be delivered EXW (ex-works) LB premises (as defined by Incoterms 2000) which means (a) when LB places Product at the disposal of Customer at LB’s premises not cleared for export and not loaded onto any collecting vehicle and (b) risk and title to Product pass to Customer upon delivery (“Deliver,” “Delivery,” or “Delivered,” as appropriate). Subject to Clause 5.2, LB shall deliver to Customer the Certificate of Analysis not later than the date of Delivery.  Transportation of Product, whether or not under any arrangements made by LB on behalf of Customer, shall be made at the sole risk and expense of the Customer.

5.2

At Customer’s request, LB will Deliver Product in quarantine prior to delivery of the Certificate of Analysis.  Such request shall be accompanied by Customer’s written acknowledgement that the Product has been Delivered without the transmittal to Customer of a Certificate of Analysis, that accordingly the Product cannot be administered to humans until transmittal of the Certificate of Analysis, and that Customer nevertheless accepts full risk of loss, title and ownership of the Product.  The Delivery of Product in quarantine shall be subject to such testing requirements as LB may reasonably require, and the forty-five (45) day period referred to in Clause 5.8 shall run from Delivery in quarantine by Customer of the Product.

5.3

Unless otherwise agreed, LB shall package and label Product for Delivery in accordance with its standard operating procedures.  It shall be the responsibility of the Customer to inform LB in writing in advance of any special packaging and labeling requirements for Product.  All additional costs and expenses of whatever nature incurred by LB in complying with such special requirements shall be charged to the Customer in addition to the Price.

5.4

If requested in writing by the Customer, LB will (acting as agent for Customer) arrange for insurance of Product whilst held by LB after Delivery (awaiting transportation) for a maximum of fourteen (14) days on terms equivalent to those under which LB insures product prior to Delivery. All additional costs and expenses of whatever nature incurred by LB in arranging such insurance shall be charged to the Customer in addition to the Price.

5.5

If requested in writing by the Customer, LB will (acting as agent of the Customer for such purpose) arrange the transportation of Product from LB’s premises to the destination indicated by the Customer together with insurance cover for Product in transit at its invoiced value.  All additional costs and expenses of whatever nature incurred by LB in arranging such transportation and insurance shall be charged to the Customer in addition to the Price.

5.6

Where LB has made arrangements for the transportation of Product, the Customer shall diligently examine the Product as soon as practicable after receipt.  Notice of all claims (time being of the essence) arising out of:

5.6.1	visible damage to or total or partial loss of Product in transit shall be given in writing to LB and the carrier within three (3) working days of receipt by Customer; or
5.6.2	non-delivery shall be given in writing to LB within ten (10) days after the date of LB’s despatch notice.
5.7

The Customer shall make damaged Product and associated packaging materials available for inspection and shall comply with the requirements of any insurance policy covering the Product notified by LB to the Customer.  LB shall offer the Customer all reasonable assistance (at the cost and expense of the Customer) in pursuing any claims arising out of the transportation of Product.

5.8

Promptly following receipt of Product or any sample thereof, the Customer may carry out any of the tests outlined or referred to in the Specification set out in Schedule 1 Subject to Clause 4.2, if such tests show that the Product fails to meet Specification, the Customer shall give LB written notice thereof within forty-five (45) days from the date of Delivery and shall return such Product to LB’s premises for further testing.  In the absence of such written notice Product shall be deemed to have been accepted by the Customer as meeting Specification.  Subject to Clause 4.2, if Customer has reasonably demonstrated to LB that Product returned to LB fails to meet Specification and that such failure is not due (in whole or in part) to acts or omissions of the Customer or any third party after Delivery, LB shall at Customer’s discretion refund that part of the Price that relates to the production of such Product or replace such Product at its own cost and expense.  In the event Customer requires LB to replace such Product, LB shall use all reasonable endeavours to do so with the minimum delay having regard to its commitments to third parties in the timing of such replacement.

5.9

Subject to Clause 4.2, if there is any dispute concerning whether Product returned to LB fails to meet Specification or whether such failure is due (in whole or in part) to acts or omissions of the Customer or any third party after Delivery, such dispute shall be referred for decision to an independent expert (acting as an expert and not as an arbitrator) to be appointed by agreement between LB and the Customer or, in the absence of agreement by the President for the time being of the Association of the British Pharmaceutical Industry.  The costs of such independent expert shall be borne equally between LB and the Customer.  The decision of such independent expert shall be in writing and, save for manifest error on the face of the decision, shall be binding on both LB and the Customer.

5.10	The provisions of Clauses 5.8 and 5.9 shall be the sole remedy available to the Customer in respect of Product that fails to meet Specification.

6.	Price and Terms of Payment
6.1	The Customer shall pay the Price in accordance with the Terms of Payment.
6.2

Unless otherwise indicated in writing by LB, all prices and charges are exclusive of Value Added Tax or of any other applicable taxes, levies, imposts, duties and fees of whatever nature imposed by or under the authority of any government or public authority, which shall be paid by the Customer (other than taxes on LB’s income).  All invoices are strictly net and payment must be made within thirty (30) days of date of invoice.  Payment shall be made without deduction, deferment, set-off, lien or counterclaim of any nature.

6.3	In default of payment on due date:
6.3.1

interest shall accrue on any amount overdue at the rate of four per cent (4%) above the base lending rate from time to time of National Westminster Bank plc, interest to accrue on a day to day basis both before and after judgement; and

Certain  portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted

portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the

Commission

6.3.2

LB shall, at its sole discretion, and without prejudice to any other of its accrued rights, be entitled to suspend the provision of the Services or to treat the Agreement as repudiated on not less than ten (10) days’ prior notice in writing to Customer given at any time thereafter.

7.	LB Warranty and Limitation of Liability

7.1	LB warrants that :
7.1.1	the Services shall be performed in accordance with Clause 4.1 and 4.2;
7.1.2	unencumbered title (save for any IP rights which may exist) to Product will be conveyed to Customer upon Delivery;
7.1.3

as of the date of this Agreement the LB Information and the LB know how are owned by LB or LB is otherwise entitled to use them for the purposes of providing Services under this Agreement and during the term of this Agreement LB shall not do or cause anything to be done which would adversely affect their ownership or entitlement to use the same for those purposes;

7.1.4	LB has the necessary corporate authorisations to enter into this Agreement;
7.1.5

as of the date of this Agreement, to the best of LB’s knowledge and belief, the use by LB of the process (excluding any modifications or steps made or developed by Customer, the Customer Materials, Customer Information and Customer Patent Rights) and LB Patent Rights and LB Information for the performance of the Services as provided herein will not infringe any rights (including without limitation any intellectual or industrial property rights) vested in any third party;

7.1.6

LB will notify Customer in writing immediately if it receives or is notified of a claim from a third party that the use by LB of the Process and/or the LB Information or the LB Patents Rights for Services infringes any intellectual property rights vested in such third party;

7.2

Clause 7.1 is in lieu of all conditions, warranties and statements in respect of the Services and/or the Product whether expressed or implied by statute, custom of the trade or otherwise (including but without limitation any such condition, warranty or statement relating to the description or quality of the Product, its fitness or suitability for a particular purpose or use under any conditions whether or not known to LB) and any such condition, warranty or statement is hereby excluded.

7.3

Without prejudice to the terms of Clauses 5.10, 5.6, 7.2, 7.4 and 7.6, the liability of LB for any loss or damage suffered by the Customer as a result of any breach of the Agreement or of any other liability of LB (including misrepresentation and negligence) in respect of the Services (including without limitation the production and/or supply of the Product) shall be limited to the payment by LB of damages which shall not exceed pounds sterling [**].

7.4	Subject to Clause 7.6, LB shall not be liable for the following loss or damage howsoever caused (even if foreseeable or in the contemplation of LB or the Customer):
7.4.1	loss of profits, business or revenue whether suffered by the Customer or any other person; or
7.4.2	special, indirect or consequential loss, whether suffered by the Customer or any other person; and
7.4.3	any loss arising from any claim made against the Customer by any other person.
7.5

The Customer shall indemnify and maintain LB promptly indemnified against all claims, actions, costs, expenses (including court costs and legal fees on a full indemnity basis) or other liabilities whatsoever in respect of :

7.5.1

any product liability (in respect of Product, unless such liability is caused by the negligent act or omission of LB in the production and/or supply of Product or occasioned by breach of LB warranty relating to IP infringement or title;

7.5.2	any negligent or wilful act or omission of the Customer in relation to the use, processing, storage or sale of the Product.
7.6

Nothing contained in these Standard Terms shall purport to exclude or restrict any liability for death or personal injury resulting directly from negligence by LB in carrying out the Services or any liability for breach of the implied undertakings of LB as to title.

7.7	The obligations of the Customer under this Clause 7 shall survive the termination for whatever reason of the Agreement.

8.	Customer Information, LB Know-How and LB Patent Rights

8.1

The Customer acknowledges that LB Know-How and LB Information and LB acknowledges that Customer Information with which it is supplied by the other pursuant to the Agreement is supplied, subject to Clause

8.5, in circumstances imparting an obligation of confidence and each agrees to keep such LB Know-How and LB Information or such Customer Information secret and confidential and to respect the other’s proprietary rights therein and not at any time for any reason whatsoever to disclose or permit such LB Know-How or LB Information or such Customer Information to be disclosed to any third party save as expressly provided herein.

8.2

The Customer and LB shall each procure that all their respective employees, consultants, contractors and persons for whom it is responsible having access to confidential LB Know-How or LB Information or confidential Customer Information shall be subject to the same obligations of confidence as the principals pursuant to Clauses 8.1 and 8.3 and shall be bound by secrecy agreements in support of such obligations. LB and the Customer each undertake not to disclose or permit to be disclosed to any third party (including any contractors or consultants not previously approved in writing by the non-disclosing party, provided that such approval shall not be unreasonably withheld or delayed), or otherwise make use of or permit to be made use of (a) any trade secrets or confidential information relating to the technology, business affairs or finances of the other, any subsidiary, holding company or subsidiary or any such holding company of the other, or of any suppliers, agents, distributors, licensees or other customers of the other which comes into its possession under this Agreement. or (b) the commercial terms of this Agreement except to the extent that the same is required to be disclosed pursuant to subpoena, court order, judicial process or otherwise by law, provided the Receiving Party provides prompt notice to the Disclosing Party of such requirement in order to give the Disclosing Party an opportunity to timely seek a protective order or other appropriate judicial relief. In the event the Disclosing Party is unable to obtain a protective order or other appropriate judicial relief, the Receiving Party shall disclose only that portion of the Disclosing Party’s Confidential Information which is legally required to be disclosed, and ensure that all such Confidential Information of the Disclosing Party shall be redacted to the fullest extent permitted by law prior to such disclosure and that the Disclosing Party shall be given an opportunity to review the Confidential Information prior to its disclosure.

8.3	The obligations of confidence referred to in this Clause 8 shall not extend to any information which:
8.3.1	is or becomes generally available to the public otherwise than by reason of a breach by the recipient party of the provisions of this Clause 8;
8.3.2	is known to the recipient party and is at its free disposal prior to its receipt from the disclosing party;
8.3.3	is subsequently disclosed to the recipient party without being made subject to an obligation of confidence by a third party;
8.3.4

LB or the Customer may be required to disclose under any statutory, regulatory or similar legislative requirement, subject to the imposition of obligations of secrecy wherever possible in that relation; or

8.3.5	is developed by any servant or agent of the recipient party without access to or use or knowledge of the information by the disclosing party.
8.4	The Customer acknowledges that:
8.5

without prejudice to any other rights and remedies that the parties may have, the parties agree that the Confidential Information is valuable and that damages may not be an adequate remedy for any breach of the provisions of Clauses 8.1, 8.2, 8.3.  The parties agree that the relevant party will be entitled without proof of special damage to the remedies of an injunction and other equitable relief for any actual or threatened breach by the other party.

8.6

the Customer shall not at any time have any right, title, licence or interest in or to LB Know-How, LB Information the LB Patent Rights or any other intellectual property rights relating to the Process which are vested in LB or to which LB is otherwise entitled.

8.7

LB acknowledges that save as provided herein LB shall not at any time have any right, title, licence or interest in or to the Customer Information, Customer Patent Rights or any other intellectual property rights vested in Customer or to which the Customer is entitled.

8.8	The obligations of LB and the Customer under this Clause 8 shall survive the termination for whatever reason of the Agreement.

9.	Termination

9.1

If it becomes apparent to either LB or the Customer at any stage in the provision of the Services that it will not be possible to complete the Services for scientific or technical reasons, a sixty (60) day period shall be allowed for good faith discussion and attempts to resolve such problems.  If such problems are not resolved within such period, LB and the Customer shall each have the right to terminate the Agreement forthwith by

Certain  portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted

portions, which are marked with brackets [     ] and an asterisk*, have been separately filed with the

Commission

notice in writing.  In the event of such termination, the Customer shall pay to LB a termination sum calculated by reference to all the Services performed by LB prior to such termination (including a pro rata proportion of the Price for any stage of the Services which is in process at the date of termination) and all expenses reasonably incurred by LB in giving effect to such termination, including the costs of terminating any commitments entered into under the Agreement, such termination sum not to exceed the Price.

9.2

Customer may in its sole discretion terminate the Services at any time for any reason by giving not less than (thirty) 30 days’’ notice in writing to LB.  In the event of termination pursuant to this Clause 9.2 and subject to Clauses 9.3 and 9.4 the Customer shall pay LB a termination sum calculated in accordance with the principles of Clause 9.1 above plus

9.2.1

in the event notice to terminate Services pursuant to this Clause 9.2 is issued to LB six (6) months or less before LB’s then estimated start date for any stage of those Services which include cGMP fermentation activities, Customer shall pay LB a sum equal to the [**] that stage or those stages in question, which payment shall fall due to LB on or before the date of termination of such Services; or

9.2.2

in the event notice to terminate Services pursuant to this Clause 9.2 is issued to LB more than six (6) but not more than twelve (12) months before LB’s then estimated start date for any stage of those Services which include cGMP fermentation activities, Customer shall pay LB a sum equal to [**] of the full price of that stage or those stages in question; which payment shall fall due to LB on or before the date of termination of such Services; or

9.2.3

The obligation to make payment under Clause 9.2 shall be reduced (retrospectively, and hence LB shall make an appropriate refund to Customer) to the extent that LB mitigates its loss in this regard (and LB shall promptly notify the Customer of any such mitigation).  This provision shall not entitle the Customer to be refunded an amount greater than that paid by customer to LB pursuant to this Clause 9 and LB shall be entitled to deduct from the amount due to be refunded to Customer its reasonable personnel and associated costs in attempting to mitigate its loss.  For the avoidance of doubt LB shall be under no obligation to take any active steps to mitigate such loss.

9.3

For the avoidance of doubt activities relating to cGMP fermentation shall be deemed to commence with the date of removal of the vial of cells for the performance of the fermentation from frozen storage.

9.4	LB and the Customer may each terminate the Agreement forthwith by notice in writing to the other upon the occurrence of any of the following events:
9.4.1

if the other commits a material breach of the Agreement (which shall include a breach of the warranties set out in Clauses 3 and 7 respectively) which in the case of a breach capable of remedy is not remedied within thirty (30) days of the receipt by the other of notice identifying the breach and requiring its remedy; or

9.4.2

if the other ceases for any reason to carry on business or compounds with or convenes a meeting of its creditors or has a receiver or manager appointed in respect of all or any part of its assets or is the subject of an application for an administration order or of any proposal for a voluntary arrangement or enters into liquidation (whether compulsorily or voluntarily) or undergoes any analogous act or proceedings under foreign law.

9.5	Upon the termination of the Agreement for whatever reason:
9.5.1

LB shall promptly return to the Customer all Customer Information and shall dispose of or return to the Customer the Customer Materials (and where supplied by Customer the Cell Line) and any materials therefrom, as directed by the Customer;

9.5.2	the Customer shall promptly return to LB all LB Know-How and LB Information it has received from LB;
9.5.3	the Customer shall not thereafter use or exploit the LB Patent Rights, the LB Know-How, or the L B Information in any way whatsoever;
9.5.4	LB and the Customer shall do all such acts and things and shall sign and execute all such deeds and documents as the other may reasonably require to evidence compliance with this Clause 9.5.
9.6

Termination of the Agreement for whatever reason shall not affect the accrued rights of either LB or the Customer arising under or out of this Agreement and all provisions which are expressed to survive the Agreement shall remain in full force and effect.

10.	Force Majeure

10.1

If LB is prevented or delayed in the performance of any of its obligations under the Agreement by Force Majeure and shall give written notice thereof to the Customer specifying the matters constituting Force Majeure together with such evidence as LB reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, LB shall be excused from the performance or the punctual performance of such obligations as the case may be from the date of such notice for so long as such cause of prevention or delay shall continue.
10.2

The expression “Force Majeure” shall be deemed to include any cause affecting the performance by LB of the Agreement arising from or attributable to acts, events, acts of God, omissions or accidents beyond the reasonable control of LB.

11.	Governing Law, Jurisdiction and Enforceability

11.1

The construction, validity and performance of the Agreement shall be governed by the laws of England, and LB and the Customer submit to the non-exclusive jurisdiction of the Courts of England and Wales.

11.2

No failure or delay on the part of either LB or the Customer to exercise or enforce any rights conferred on it by the Agreement shall be construed or operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege or further exercise thereof operate so as to bar the exercise or enforcement thereof at any time or times thereafter.

11.3

The illegality or invalidity of any provision (or any part thereof) of the Agreement or these Standard Terms shall not affect the legality, validity or enforceability of the remainder of its provisions or the other parts of such provision as the case may be.

12.	Miscellaneous

12.1

Neither party shall be entitled to assign, transfer, charge or in any way make over the benefit and/or the burden of this Agreement without the prior written consent of the other which consent shall not be unreasonably withheld or delayed, save that both parties shall be entitled without prior written consent to assign, transfer, charge, sub-contract, deal with or in any other manner make over the benefit and/or burden of this Agreement to any company with which that party may merge, or transfer its assets and undertakings to any company, save that Customer shall not be permitted to make any assignment to a Competing Contract Manufacturer (as herein defined).

12.2	The text of any press release or other communication to be published by or in the media concerning the subject matter of the Agreement shall require the prior written approval of LB and the Customer.
12.3

The Agreement embodies the entire understanding of LB and the Customer and there are no promises, terms, conditions or obligations, oral or written, expressed on implied, other than those contained in the Agreement.  The terms of the Agreement shall supersede all previous agreements (if any) which may exist or have existed between LB and the Customer relating to the Services.

12.4	The parties to this Agreement do not intend that any term hereof should be enforceable by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this Agreement.